                                                                   EXHIBIT 10.14

                               SERVICES AGREEMENT

         This Services Agreement ("Agreement") is made as of this 9th day of September, 1998 by and between Quotesmith Corporation, a Delaware corporation ("Quotesmith"), having its principal place of business at 8205 South Cass Avenue, Suite 102, Darien Illinois 60561, and Intuit Insurance Services, Inc., a Virginia corporation ("IIS"), having its principal place of business at 500 Montgomery Street, Fifth Floor, Alexandria, Virginia 22314.

                               W I T N E S S E T H

         WHEREAS, Quotesmith has developed and maintains certain insurance quotation extraction software and related insurance quotation information files and provides its customers with instantaneous insurance quotations from approximately 350 insurance companies over the Internet and related insurance application processing and brokerage services; and

         WHEREAS, IIS desires to utilize, license and operate on a non-transferable, non-exclusive basis on the terms set forth herein certain of Quotesmith's extraction software and related insurance quotation information files so that IIS (or its affiliates) may publish instant insurance quotations on the Internet derived from such software and information files and facilitate a consumer's request to obtain insurance applications from Quotesmith through IIS' (or its affiliates) Internet-based services (which services, as currently made available through its main Internet site/functionality and other online channels such as AOL, are branded as Quicken InsureMarket and referred to herein as "QIM"), and to obtain other insurance related services from Quotesmith.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. Capitalized terms used herein shall have the following meanings:

         "Application" means a completed final application for insurance coverage submitted by a person who has previously initiated and transmitted a related Request for Application (defined below) through QIM to Quotesmith.

         "Authorized Site(s)" means the location(s) of IIS' principal office in Alexandria, Virginia, and such other sites as may used by IIS in the future to support its Internet insurance services, e.g., development, testing, staging and "hot" back-up sites. IIS will identify the location(s) of the Authorized Site(s) in writing, which list may be added to or changed only upon thirty (30) days prior written notice by IIS to Quotesmith. At the date of signing this Agreement, IIS' only Authorized Site is its principal office in Alexandria, Virginia.

         "Quotesmith Licensed Data Files" means the insurance rate data files described

SCHEDULE 1 attached hereto, as updated from time to time by Quotesmith.

         "Quotesmith Licensed Extraction Programs" means Quotesmith's computer software programs files described SCHEDULE 1 attached hereto that interpret consumer responses to standard underwriting and rating questions in order to generate and present policy premium quotations using the rate information contained in the Quotesmith Licensed Data Files.

         "Quotesmith Licensed Software" means the Quotesmith Licensed Data Files and the Quotesmith Licensed Extraction Programs.

         "Request for Application" or "RFA" means the policy application information transmitted by a person to Quotesmith for processing after such person has received a quote for an insurance product available through Quotesmith using a means provided by IIS or its affiliates to generate Requests for Applications, including without limitation, through QIM or other Internet sites and through telephonic requests for applications from prospective applicants if a phone number for Quotesmith is published by IIS. The format of and information to be contained in Requests for Applications processed through IIS and its affiliates, and the manner of forwarding the same to Quotesmith, is set forth on SCHEDULE 2 attached hereto.

         2. License.

         (a) Quotesmith grants to IIS, during the term of this Agreement and subject to the terms and conditions of this Agreement, a non-exclusive and non-transferable license to utilize the Quotesmith Licensed Software at the Authorized Site(s) in order to generate and publish on-line insurance product premium quotations to QIM site visitors and visitors to any other Internet sites used by IIS or its affiliates, including OEM arrangements whereby QIM (whether under its own brand name or a third party's name) is linked to Internet sites owned by third parties, provided and on the condition that any Requests for Applications for insurance products for which quotes were provided using the Quotesmith Licensed Software shall be forwarded to Quotesmith for processing pursuant to this Agreement. Pursuant to such license, Quotesmith shall ensure that the Quotesmith Licensed Software (i) is made available to IIS as contemplated by this Agreement and (ii) meet the specifications set forth on
SCHEDULE 1 attached hereto.

         (b) Upon the execution and delivery of this Agreement, Quotesmith shall deliver to IIS one (1) copy of the source and object code for the Quotesmith Licensed Software , as well as any documentation with respect thereto, for use by IIS at the Authorized Site(s) as provided in this Agreement. IIS and its affiliates shall have the right to make a reasonable number of copies of and use the Quotesmith Licensed Software, as well as the right to modify, alter or merge the Quotesmith Licensed Software or portions thereof with other insurance products marketed by IIS or any of its affiliates, in support of their insurance product marketing, promotion and distribution activities.

         (c) IIS is responsible for installing and operating the Quotesmith Licensed Software on hardware located at the Authorized Site(s), including the costs of obtaining and operating all hardware required to operate the Quotesmith Licensed Software as well as the costs for IIS personnel to effect such installation. Quotesmith shall make its personnel available to IIS for consultation to the extent such availability does not unduly interfere with the normal operations of Quotesmith, provided that IIS will reimburse Quotesmith for the reasonable travel, meal lodging and other out-of-pocket costs of Quotesmith employees visiting IIS locations to assist in such installation. If Quotesmith reasonably determines that the time demands of IIS on Quotesmith personnel pursuant to this Section 2(c) are unexpectedly significant, the parties agree to make appropriate arrangements for cost-sharing by IIS.

         (d) Without limiting the terms of SCHEDULE 1, Quotesmith shall make available to IIS, on a schedule and in a manner acceptable to both parties (but no less often than Quotesmith updates its data files for its own use or for the use of third parties), updated information for the Quotesmith Licensed Data Files (including, without limitation, policy pricing, coverage and independent rating information). Quotesmith shall provide IIS with written notification of the availability of such updates, and IIS shall bear responsibility for the costs of transmitting such information to the Authorized Site(s).

         3. Publication of Quotesmith Information; IIS Interface Design.

         (a) IIS shall determine its utilization of the Quotesmith Licensed Software and Quotesmith's processing services, including but not limited to the quotes to be displayed, the method and order of their display, those products quoted by Quotesmith on QIM for which Request for Application functionality will be made available, and the manner in which Quotesmith's information will be integrated with existing and future QIM products and functionality.

         (b) IIS will be responsible for designing and installing, at IIS' expense, any "front-end" interface that is required to access the Quotesmith Licensed Data Files in order to generate and publish premium quotations on QIM (the "IIS Interface"). Quotesmith shall make its personnel available to IIS for consultation regarding the development and installation of the IIS Interface to the extent such availability does not unduly interfere with the normal operations of Quotesmith, provided that IIS will reimburse Quotesmith for the reasonable travel, meal, lodging and other out-of-pocket costs of Quotesmith employees visiting IIS locations to assist in such development and installation. If Quotesmith reasonably determines that the time demands of IIS on Quotesmith personnel pursuant to this Section 3 are unexpectedly significant, the parties agree to make appropriate arrangements for cost-sharing by IIS.

         4. Processing of Insurance Applications.

         (a) IIS shall cause (and shall cause IIS affiliates and all other third parties who may publish quotations generated through the Quotesmith Licensed Software licensed by IIS) any Requests for Applications or other inquiries originating from quotations generated through or based upon the Quotesmith Licensed Software (including, without limitation, non-online means such as telephone or written communications) to be transmitted to Quotesmith for processing as contemplated by this Agreement. IIS shall be responsible for implementing the functionality on QIM necessary to support the collection of information in, and the transmittal of, any Requests for Application to Quotesmith.

         (b) Upon its receipt of Requests for Applications, Quotesmith shall be responsible for (i) accepting and processing such Requests for Applications in accordance with applicable law and insurer procedures, (ii) transmitting, preparing and reviewing Applications, and (iii) generally providing high quality customer service and insurance agency and brokerage services to applicants, such as establishing contact with applicants, providing information and forms, providing assistance in completing Applications, processing Applications and obtaining or providing any required notices or acknowledgments, following-up on unreturned Applications and otherwise working with applicants and insurance carriers to cause policies to be delivered, paid for and go in-force). In this respect, IIS and Quotesmith will develop mutually agreed upon procedures that will facilitate the efficient and effective transfer of QIM visitor calls from IIS' customer service operations to Quotesmith's customer service operations.

         (c) A designee of Quotesmith, which until further notice shall be Robert Bland, shall be the agent of record with respect to all Applications. Quotesmith shall provide IIS with advance written notice of any change in its designated agent in sufficient time for IIS to make any changes to its Internet sites that may be caused by such change. Quotesmith will also provide IIS with copies of any communications it or its designees receive from insurance regulators relating to inquiries or investigations of Quotesmith's activities that could affect its performance of this Agreement (such as those relating to Quotesmith's advertising on the Internet, or any licenses or carrier appointments required to provide online quotations). Quotesmith will provide IIS with an adequate opportunity to review and provide comments to Quotesmith on such investigations or inquiry before Quotesmith responds and, in any event, will not refer to IIS, Intuit or QIM directly or indirectly without IIS' advance written approval.

         (d) IIS permits Internet site visitors to provide information in order to use QIM's site functionality and tools and, at such visitor's election, to transmit selected information to an insurance carrier or agent using such QIM functionality. Subject to any restrictions under applicable law, nothing in this Agreement shall prevent IIS or affiliates from using information obtained from any site visitors for research, marketing and other purposes. Notwithstanding the foregoing and to the extent Quotesmith notifies IIS in writing from time to time using an agreed upon method that a site visitor who transmitted a Request for Application to Quotesmith has purchased an insurance product through Quotesmith (a "Quotesmith Policyholder"), IIS shall not (1) target, directly solicit and specifically refer a Quotesmith Policyholder to another carrier regarding the same type of insurance product purchased by such person through Quotesmith, or (2) soliciting a Quotesmith Policyholder to visit QIM for the purpose of purchasing the same type of insurance product already purchased by such person from Quotesmith, unless such person in either circumstance requests to change carriers or independently indicates an interest in another carrier's products. Nothing in this Agreement shall prevent IIS from making general announcements to report QIM enhancements and encourage persons to visit its Internet sites.

         5. Compensation.

         (a) Quotesmith (or its designated agent) shall be exclusively entitled to collect all sales commissions (and/or other sales-related payments or fees without regard to how they are termed or characterized) from insurance carriers with respect to those insurance policies which are delivered, paid for and go in-force as a result of a Request for Application having been transmitted to Quotesmith by IIS or its affiliate (each, a "Policy"). Quotesmith shall internally code all such applicants and policyholders as having been originated through IIS or any IIS affiliate in Quotesmith's computerized customer lead source tracking systems.

         (b) For each Policy, Quotesmith shall pay to IIS or its designee, on a monthly basis within twenty days after the end of each calendar month, fifty percent (50%) of the regular first year and renewal agent/broker commissions (the "Base Amount") actually received by Quotesmith (or its designated agent) in the month just then ended from each insurance company as indicated on each such company's regular agent and broker commission statement. A corresponding detailed report describing amounts owed to IIS or its designee shall accompany such payment. The Base Amount shall not include, and Quotesmith shall be entitled solely to retain, any and all subsequent and/or additional compensation, prizes, trips and/or profitability-based, volume-based or other commission bonuses or property of cash-in-kind value that may be subsequently given, paid or transferred to Quotesmith by any insurance company relative to Policies, provided that such amounts do not appear on Quotesmith's regular commission statements. A illustrative payment calculation is attached hereto as
SCHEDULE 3. During the term of this Agreement, Quotesmith shall provide IIS with at least as favorable a compensation arrangement as Quotesmith provides to any other third party with which it has entered into a similar or analogous arrangement.

         (c) Quotesmith shall maintain complete books and records relating to any and all amounts owed or due to IIS hereunder (the "Records"). Upon 30 days advance written notice, IIS may audit the Records during normal business hours at Quotesmith's principal office. Quotesmith shall reasonably cooperate in any such audit, provided that any interference with Quotesmith's operations shall be minimized. Any such audit may be conducted no more frequently than once every six months and, in any case, not later than one year after the Agreement's expiration or termination. IIS may make and retain copies of any Records, and shall provide a written report to Quotesmith reflecting the audit's conclusions and findings if IIS claims to have been underpaid. IIS shall bear the expenses of any audit unless Quotesmith has underpaid IIS by more than five percent for the period of time audited, in which case Quotesmith shall reimburse IIS for its reasonable out-of-pocket audit costs (which shall not include any salary expenses for IIS employees conducting such audit) and promptly pay IIS the amount of any underpayment plus interest on such amount at the prime lending rate announced from time to time in the Wall Street Journal (or any successor publication thereto).

         (d) IIS shall provide Quotesmith with monthly reports on QIM site activity relating to Quotesmith's presence on QIM. Quotesmith will provide IIS with weekly reports on the status of Requests for Applications being processed by Quotesmith.

         6. Licensing Restrictions.

         Notwithstanding reference herein to the non-exclusive nature of the license granted herein, Quotesmith agrees that it shall not license, sell, provide or otherwise transfer or share the Quotesmith Licensed Software, or any portion or update thereof, with any entity identified on SCHEDULE 4 attached hereto (the "Restricted Companies"); provided, however, that (i) the restrictions of this Section 6 shall lapse upon written notice by Quotesmith to IIS at such time as any milestone set forth on SCHEDULE 5 attached hereto is not achieved (as and when provided on such SCHEDULE 5), and (ii) the restrictions of this Section 6 shall lapse as to any entity identified on SCHEDULE 4 as a "One Year Company" if, as of the date which is one year after the date hereof, such entity is not then publishing quotations generated by the Quotesmith Licensed Software through an arrangement with IIS or an IIS affiliate.

         7. Representations and Warranties; LIMITATION OF LIABILITY.

         (a) Each party hereto represents and warrants to the other that: (i) the execution, delivery and performance of this Agreement by such party shall not conflict with or result in any breach of, or constitute a default under, any material agreement, instrument or undertaking to which it is a party or by which any of its property is bound; and (ii) it has the corporate power to make and carry out the terms of this Agreement and it has taken, and shall take, all actions, corporate or otherwise, necessary or advisable to authorize the execution, delivery and performance of, and to perform, its respective obligations under this Agreement.

         (b) Quotesmith represents and warrants to IIS that: (i) the Quotesmith Licensed Software (including any portion thereof) as provided to IIS does not infringe upon any U.S. patent, copyright, trademark or other intellectual property rights of any third party, and there is no litigation, arbitration or other proceeding or claim pending or, to Quotesmith's knowledge, threatened with respect thereto; and (ii) Quotesmith (and its designated agents) possess, and shall possess during the term of this Agreement, all applicable governmental and private (e.g., insurer) licenses, appointments, authorizations permits and qualifications necessary relating to its conduct of the activities contemplated by this Agreement and comply with all applicable laws and regulations.

         (c) Quotesmith shall use its best commercial efforts, consistent with past practices, to maintain the proper operation of the Quotesmith Licensed Extraction Programs and the accuracy of the information contained in Quotesmith Licensed Data Files. In no event shall Quotesmith be responsible for the publication of inaccurate premium quotations published by IIS, its affiliates or any third party who receives quotations by or through IIS to the extent that such inaccuracy is caused by the modification of the Quotesmith Licensed Software by any person other than Quotesmith (or its agents or subcontractors). The parties agree to qualify published quotations with cautionary notices in a form and substance reasonably acceptable to Quotesmith and IIS.

         (d) EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY HERETO MAKES ANY OTHER REPRESENTATION OR WARRANTY AND HEREBY EXCLUDES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES RELATING TO QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY BUT SUBJECT TO THEIR INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9 HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF THE OTHER PARTY OR ANY THIRD PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (f) Each party hereto shall at all times during the term of this Agreement provide and maintain insurance with the following limits: General Liability (including contractual liability), $1,000,000 limit per occurrence; Electronic Data Processing Errors and Omissions Liability, $1,000,000 limit per claim; and Insurance Agent Errors and Omissions Liability, $1,000,000 limit per claim. All such insurance shall be with a company with a minimum A.M. Best's rating of (B++, VII). Each party shall provide the other party with certificates evidencing the foregoing insurance coverages prior to the execution of this Agreement, and from time to time as requested by the other party during the term hereof. Failure to maintain the foregoing insurance shall not relieve a party of its indemnification obligations pursuant to this Agreement.

         8. Protection of Proprietary Rights.

         (a) During the Term, either party may disclose to the other party certain confidential information orally, in writing or through facility visits or may have access to certain confidential information of the other party, which information may include, but is not limited to, computer source code and architecture; financial information or projections; lists of and information about agents, vendors, suppliers and, subject to any other provisions of this Agreement, site visitors and customers; specifications and uses of products and services; product research; sales, marketing and strategic plans and forecasts; product and availability information (e.g., launch and release dates, product development plans, and new or improved features); and information otherwise defined and maintained as "trade secrets" under applicable trade secrets law (collectively, "Confidential Information"); provided, however, that Confidential Information does not include information that: (a) receiving party can demonstrate was known by receiving party prior to the disclosure thereof by disclosing party; (b) properly came into the possession of receiving party from a third party which was not known to be under any obligation to maintain the confidentiality of such information; (c) is or has become part of the public domain through no act or fault on the part of the receiving party in breach of this Agreement; or (d) receiving party can demonstrate was independently developed by or for receiving party without the use of Confidential Information.

         (b) The receiving party (i) will maintain and protect the confidentiality of such Confidential Information and not disclose such to any third party nor use it in any way not contemplated by this Agreement, (ii) will formulate and adopt appropriate safeguards in light of its own operating activities as is necessary to ensure protection of the confidentiality of such information, and (iii) may disclose the Confidential Information only to its employees who require access in performance of work for and on behalf of it, provided that such disclosure shall be made only after the employee to whom such disclosure is to be made has been advised of the confidential nature of such information, and has agreed to maintain its confidentiality.

         (c) The receiving party shall not make any copies of any of the disclosing party's Confidential Information, except as reasonably required to perform this Agreement, and shall return (or purge or destroy, in those cases where it is not technologically feasible to return such information) any such Confidential Information including, without limitation, those portions of notes, memoranda, electronic media, records, plans, sketches or other documents containing the disclosing party's Confidential Information within thirty days after the termination or expiration of this Agreement. The foregoing prohibition on disclosure shall not apply to the extent that disclosure of Confidential Information to proper legal and regulatory authorities is required by law or regulation. In the event the receiving party receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body, the receiving party agrees to: (a) notify the disclosing party promptly of such request; and (b) cooperate with the disclosing party's efforts to seek a protective order or other judicial relief.

         (d) To the extent that the Confidential Information is a copyrighted or trademarked work of the disclosing party, the receiving party shall, as reasonably directed by disclosing party, maintain all applicable copyright notices, trademarks, and proprietary legends on such Confidential Information and all copies thereof.

         (e) Except as otherwise contemplated or permitted by this Agreement, IIS shall not:

                  (i) copy the Quotesmith Licensed Software;

                  (ii) modify or alter the Quotesmith Licensed Software in any way, or merge it with another product; or

                  (iii) sell, lease, sublicense, or otherwise distribute the Quotesmith Licensed Software to any other person, firm or entity .

         (f) Nothing in this Agreement precludes IIS from developing its own rating and quoting engines or databases so long as it does not violate its confidentiality obligations herein.

         9. Indemnification.

         (a) IIS shall indemnify, defend, and hold Quotesmith and its officers, directors and shareholders, and their respective heirs, executors, personal representatives, successors and permitted assigns, harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including without limitation reasonable attorneys' fees, but not including the special, indirect, incidental or consequential damages of such third party, such as lost profits) (collectively "Losses") resulting from any claim made by a third party incurred by any of such indemnified parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with any breach of any representation, warranty or covenant set forth in this Agreement by IIS or its affiliates, except to the extent such Losses are caused by the negligence or willful misconduct by Quotesmith or its designated agents in their performance of this Agreement.

         (b) Quotesmith shall indemnify, defend, and hold IIS, its affiliates and the respective officers, directors and shareholders thereof, and their respective heirs, executors, personal representatives, successors and permitted assigns, harmless from and against any and all Losses resulting from any claim made by a third party incurred by any of such indemnified parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with any breach of any representation, warranty or covenant set forth in this Agreement by Quotesmith or its designated agents, except to the extent that such Losses are caused by the negligence or willful misconduct by IIS or its affiliates in their performance of this Agreement.

         (c) Each party (the "indemnifying party") shall indemnify, defend, and hold the other party, its affiliates, and its and their directors, officers, attorneys, agents, employees and representatives (the "indemnified party") harmless from and against any and all Losses resulting from any claim made by a third party of an infringement of such third party's U.S. patent, copyright, trademark or other intellectual property rights asserted against the indemnified party to the extent caused by the indemnifying party in the course its performance of this Agreement. In the event of such a claim, the indemnifying party may at its option and sole expense: (i) procure for the indemnified party the right to continue to perform this Agreement without the claimed infringement, or (ii) take actions to eliminate any claimed infringement so long as such actions do not degrade the indemnifying party's performance of the Agreement. If such infringement cannot be reasonably settled, corrected or avoided within thirty days of the receipt of the claim, the indemnified party may terminate this Agreement pursuant to Section 10(c) hereof.

         (d) Any party claiming a right to indemnification pursuant to this Agreement shall give written notice to the indemnifying party promptly following its receipt of any claim covered by Sections 9(a), 9(b) or 9(c). The indemnifying party shall have the right to control and direct the investigation, defense and settlement of such claim; provided, however, that the failure of the indemnified party to provide timely notice shall only relieve the indemnifying party from its obligations hereunder to the extent that such late notice prejudiced its defense or resulted in increased Losses. The indemnified party shall reasonably cooperate with the indemnifying party in connection with the foregoing, at the expense of the indemnifying party. The indemnified party has the right to review and approve any counsel selected by the indemnifying party to defend the indemnified party and the terms and conditions of any settlement affecting the indemnified party entered into pursuant to Sections 9(a), 9(b) or 9(c), which approval shall not be unreasonably withheld.

         10. Term; Termination.

         (a) This Agreement shall commence and be effective on the date hereof and, unless earlier terminated in accordance with the terms of this Agreement, shall continue until the third (3rd) annual anniversary of the date hereof.

         (b) Each of Quotesmith and IIS agrees to exert its commercially reasonable efforts so that IIS can begin providing instant quotes on QIM in as short a time as the capabilities and technologies of each party will allow

         (c) Upon the occurrence of any of the following events of default, after giving written notice to the defaulting party and following the expiration of the cure period set forth below in this Section 10(c), the non-defaulting party may declare the defaulting party to be in breach of this Agreement and may terminate this Agreement: (i) the failure of the defaulting party substantially to perform or comply with any material provision of this Agreement; (ii) the admission in writing by the defaulting party of its inability to pay its debts as they mature, or the making by the defaulting party of an assignment for the benefit of creditors; or (iii) the filing of a petition under any bankruptcy act, receivership statute or like law or statute by the defaulting party, or the making of an application for a receiver by the defaulting party, where such petition or application is not dismissed or otherwise favorably resolved within 60 days. Upon receipt of a notice of default containing a reasonably detailed statement of the alleged default, the defaulting party shall have a period of 45 days in which to cure the alleged default. If the alleged default has not been cured during such 45-day period, then the non-defaulting party may terminate this Agreement immediately following expiration of the foregoing cure period upon further written notice to the defaulting party. During any notice and cure period, both parties shall continue to be bound by all the terms and conditions of this Agreement.

         (d) Upon termination of this Agreement for any reason or its expiration, IIS shall immediately begin taking steps to cease using any and all Quotesmith Licensed Software and, within forty five (45) days after such termination or expiration, shall have ceased such use and shall return to Quotesmith or destroy, at IIS' expense, and make no further use of, all copies of the Quotesmith Licensed Software in IIS' possession or control. Upon request,
(1) IIS shall certify, in writing, to Quotesmith as to the return or destruction of all copies in whatever media of the Quotesmith Licensed Software (including, without limitation, all source and object code and documentation), and (2) each party shall certify, in writing, to the other as to the return or destruction of the requesting party's Confidential Information.

         (e) Termination of this Agreement through any means for any reason shall not relieve either party of any obligation accrued prior to such termination and shall be without prejudice to the rights and remedies with respect to default or breach of this Agreement prior to termination, and each party's rights to unpaid compensation and reimbursement hereunder shall survive such termination. In addition, the following provisions shall survive any termination of this Agreement in accordance with their respective terms: Sections 1, 5, 7, 8, 9 10, and 11.

         11. Miscellaneous.

         (a) The parties agree that neither party shall (i) disclose the transactions or relationships contemplated hereby, except as may be necessary in connection with a request by a governmental agency, regulatory or supervisory authority or court or as required by law, (ii) use in advertising or publicity the name of the other party hereto, or any partner or employee of the other party hereto or any of its respective affiliates, or any trade name, trademark, service mark, symbol or other identification owned by the other party hereto or any of its respective affiliates, or (iii) represent, directly or indirectly, that any product, service or activity provided to the other party has been approved or endorsed by the other party, in any of the foregoing cases without the prior written consent of the other party.

         (b) The parties agree that it is impossible to measure in money IIS' damages by reason of a failure of Quotesmith to abide by the restrictions of
Section 6 of this Agreement, or Quotesmith's damages by reason of a failure of IIS to abide by the restrictions of Section 8 of this Agreement. Therefore, if IIS shall institute any action or proceeding to enforce the terms or alleging a breach of the provisions of such Section 6 of this Agreement by Quotesmith or, alternatively, Quotesmith shall institute any action or proceeding to enforce the terms or alleging a breach of the provisions of such Section 8 of this Agreement by IIS, then in addition to any other remedy available at law, the instituting party may seek specific performance of the terms of such section; and Quotesmith and IIS, as the case may be, hereby waive the claim or defense that a remedy at law alone is adequate, and agree (to the maximum extent permitted by law) to have such provisions specifically enforced against it by any court of equity, without the necessity of the instituting party posting any bond or other security, and consents to the entry of injunctive relief against it enjoining or restraining any violation or threatened violation of such section of this Agreement.

         (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         (d) A modification or waiver of the provisions of this Agreement shall be effective only if made in writing, and signed by both parties. The failure of either party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of that party's rights arising out of any subsequent default of the same or similar nature.

         (e) The language of this Agreement shall be deemed to be that chosen by the parties hereto as an expression of their mutual intent, and no rule of strict construction or presumption favoring or disfavoring any party shall be applied against either party.

         (f) This Agreement shall be binding upon and inure to the benefit of each party's respective permitted successors and assigns; provided, however, that neither party shall assign its rights or obligations under this Agreement, by operation of law or otherwise, without the written consent of the other party.

         (g) During the term of this Agreement and for a period of one year after its termination or expiration, each party (and its affiliates) hereto shall (i) respect and not interfere with the other's employment relationships, and (ii) not, directly or indirectly, attempt to influence any employee of the other party to discontinue the employment relationship, nor solicit, hire or seek to solicit or hire any employee of the other party.

         (h) The parties understand that United States laws prohibit (a) the exportation from the United States to certain foreign countries of certain types of United States originated technical data and the products produced directly by the use of such data, and (b) the reexportation to such foreign countries from foreign sources of such technical data and products. The parties agree and assure each other, that pursuant to and in conformance with the requirements of United States existing and future laws and regulations, none of the Quotesmith Licensed Software, is either intended to be or will actually be shipped, exported or reexported by either party directly or indirectly to any person or organization located in such a prohibited country in violation thereof, except as otherwise authorized by appropriate United States governmental authority.

         (i) In performing its obligations and exercising its rights hereunder, each party shall comply with all applicable federal, state, and municipal laws and regulations.

         (j) Except as expressly provided herein, this Agreement is not intended and will not be construed to create any third party beneficiary rights.

         (k) This Agreement shall be construed, interpreted, and governed by the substantive laws (and not the law of conflicts) of the State of Illinois.

         (l) This Agreement, together with its schedules, constitutes the entire agreement between the parties, and there are no representations, warranties, covenants or understandings between the parties with respect to the subject matter hereof other than those expressly set forth herein or therein.

         (m) All notices, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been received by a party when actually received in the case of hand delivery, or five
(5) days after mailing by first class mail, postage prepaid, to each party at its respective address set forth in the first paragraph hereof (or to such other address as a party may designate in writing).

         (n) The captions in this Agreement are for convenience and identification purposes only, are not an integral part of this Agreement and are not to be considered in the interpretation of any part hereof.

         (o) This Agreement may be executed in separate counterparts, each of which when so executed shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

         (p) Neither party shall be responsible for any failure to perform (other than payment obligations) due to unforeseen circumstances beyond a party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, utilities, facilities, fuel, energy, labor or materials.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                        INTUIT INSURANCE SERVICES, INC.


                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                        QUOTESMITH CORPORATION


                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                   SCHEDULE 1

            QUOTESMITH LICENSED SOFTWARE SPECIFICATIONS/FUNCTIONALITY

A.  General Specifications/Functionality

         1. Hardware and operating systems used by Quotesmith to operate the Quotesmith Licensed Software:

         * Silicon Graphics Challenger S w/R4400 200Mhz processor

         * 256 megabytes RAM memory

         * 6 gigabyte hard drive

                  2 gigabyte SCSI II

                  4 gigabyte SCSI III Fast/Wide/Differential

         * IRIX 6.3 Operating System

         2. Installation, interface and operating specifications/documentation:

         * Source code written in ANSI C compiled using Silicon Graphics compiler with Extended Development Option (EDO) license.

         * Nightly data transfer files are all fixed length binary files. All compressed fields have been converted to ASCII. Files are compressed using COMPRESS and then archived using TAR.

         * An FTP session update can be initiated by Quotesmith at will and is conducted by Quotesmith on a nightly basis.

         * The data files used to produce actual quotes are typically fixed length binary files. Some rate tables (such as the state/zipcode/county territory index files have been loaded into UNIX DBM structure to provide indexed lookup. Most of the other files are sequentially scanned to produce quotes.

         * Quotesmith does not use any other third party database software at its Web site.

For further technical assistance and information, contact Quotesmith's Webmaster, George Farris at Package Software Associates in Chicago, IL:

                  George Farris, President
                  Package Software Associates
                  Phone (312) 266-4531
                  Fax (312) 266-4538
                  e-mail:  gaf@package.com

         3. Updates of Data. Quotesmith shall do the following:

                  (a) Make available Quotesmith operational support to IIS for Quotesmith's data, formats and data transfer processes by providing access to Quotesmith personnel during normal business hours and through emergency access numbers during non-business hours.

                  (b) Provide IIS with specifications and detailed information relating to the process of backing up and recovering Quotesmith data, including providing IIS with access to the archival version of the Quotesmith Licensed Software within one business day of IIS' request.

                  (c) Ensure the standardization of data and data formats by providing thirty days advanced written notice to IIS of changes to Quotesmith's data formats.

                  (d) Update Quotesmith data on a timely basis by making such available to IIS on the same business day that Quotesmith makes such changes to its Internet websites (or those of any other third parties using the Quotesmith Licensed Software). IIS understands that Quotesmith makes any necessary updates to the Quotesmith Licensed Software no less often than once per business day, and more often as the circumstances requires.

                  (e) Maintain a process by which Quotesmith promptly notifies IIS of corrections to Quotesmith's data however the need for such correction is identified.

         4. Software specifications (general):

                  (a) Quotesmith Licensed Extraction Files: See A.2 above.

                  (b) Quotesmith Licensed Data Files: See A.2 above.

B.  Description of Quotesmith Licensed Data Files

         The following Quotesmith Licensed Data Files refer to the insurance price and policy comparison data files which have been developed and maintained (or are under development, as set forth below) by Quotesmith and are now in commercial use by Quotesmith (or are scheduled to be in commercial use by Quotesmith in the future); provided, however, that such Data Files when used in conjunction with the Quotesmith Licensed Extraction Programs, in the form provided by Quotesmith to IIS, shall meet (i) the general specifications and exhibit the general functionality set forth above and (ii) the specific specifications and exhibit the specific functionality set forth below:

1. Individual Term Life Insurance. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees which Quotesmith offers from time to time, if any, with respect to such Data File, e.g., Quotesmith is currently offering (but is not, by this provision, obligated to continue to offer) a low price guarantee to its potential direct applicants backed by a $500.00 payment.

         (b) Provide data (premium rates, ratings information, policy information, underwriting requirements and guaranteed maximum annual premiums) for no less than the number of companies and policies as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from approximately 170 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of term life companies and policies quoted through the Quotesmith Licensed Software.

         (c) Provide annual premium quotes for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith currently announces that its rates are accurate within $2 to account for rounding, and will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the term life quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data Files as reasonably necessary under the then prevailing business and market conditions.

2. Individual "Final Expense" Whole Life Insurance. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees Quotesmith offers from time to time, if any, with respect to such Data File.

         (b) Provide data (premium rates, ratings information, policy information, underwriting requirements and guaranteed maximum annual premiums) for no less than the number of companies and policies as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from 50 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of final expense whole life companies and policies quoted through the Quotesmith Licensed Software.

         (c) Provide annual premium quotes for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith currently announces that its rates are accurate within $2 to account for rounding, and will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the final expense whole life quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data File as reasonably necessary under the then prevailing business and market conditions.

3. Single Premium Tax-Deferred Annuities. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees Quotesmith offers from time to time, if any, with respect to such Data File.

         (b) Provide data (projected account values, annual effective yield projected rates, brochure information, annual withdrawal features, surrender charges, settlement options, future annuity values, other fees and general information) for no less than the number of companies and annuities as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from approximately 110 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of single term tax-deferred annuity companies and products quoted through the Quotesmith Licensed Software.

         (c) Provide projected account values and annual effective yield projected rates for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the single term tax-deferred annuity quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data File as reasonably necessary under the then prevailing business and market conditions.

4. Medicare Supplement Insurance. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees Quotesmith offers from time to time, if any, with respect to such Data File.

         (b) Provide data (premium rates, Medicare supplement policy comparison chart, benefit analysis, plan specifications, comments and additional benefits of this plan not covered by Medicare) for no less than the number of companies and policies as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from approximately 85 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of Medicare Supplement insurance companies and policies quoted through the Quotesmith Licensed Software.

         (c) Provide annual premium quotes for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith currently announces that its rates are accurate within $2 to account for rounding, and will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the Medicare Supplement insurance quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data File as reasonably necessary under the then prevailing business and market conditions.

5. Individual And Family Medical Insurance. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees Quotesmith offers from time to time, if any, with respect to such Data File.

         (b) Provide data (premium rates, ratings information, policy information, underwriting requirements and guaranteed maximum annual premiums) for no less than the number of companies and policies as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from approximately 85 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of individual and family medical insurance companies and policies quoted through the Quotesmith Licensed Software.

         (c) Provide annual premium quotes for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith currently announces that its rates are accurate within $2 to account for rounding, and will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the individual and family medical insurance quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data File as reasonably necessary under the then prevailing business and market conditions.

6. Small Group (1-99 Employees) Medical Insurance. Quotesmith is in the process of developing the Quotesmith Licensed Software for The Small Group (1-99 Employees) Medical Insurance product area, and will use its commercial best efforts to deliver the same to IIS by October 31, 1998. The specific functionality of this Data File shall include the following:

         (a) Support the provision of a guarantee to potential applicants which is, from an applicant's perspective, no less valuable than any guarantees Quotesmith offers from time to time, if any, with respect to such Data File.

         (b) Provide data (premium rates, ratings information, policy information, underwriting requirements and guaranteed maximum annual premiums) for no less than the number of companies and policies as may be offered by Quotesmith on its site or made available to third parties. Quotesmith currently offers quotations from approximately 75 companies, and will its use commercial best efforts, consistent with past practices, to maintain or expand the number of small group medical insurance companies and policies quoted through the Quotesmith Licensed Software.

         (c) Provide annual premium quotes for all coverage, initial rate guarantee, birthdate and sex combinations no less accurate than those offered by Quotesmith on its site or made available to third parties. Quotesmith will its use commercial best efforts, consistent with past practices, to maintain or improve the accuracy of the small group medical insurance quotes available through the Quotesmith Licensed Software.

         (d) Reflect Quotesmith's continuing updates to, or verification of, participating carriers' data contained in this Quotesmith Licensed Data File, which are performed on an as required basis and, in any event, Quotesmith proactively updates or verifies information from all carriers contained in this Quotesmith Licensed Data File as reasonably necessary under the then prevailing business and market conditions.

                                   SCHEDULE 2

                INFORMATION RELATING TO REQUESTS FOR APPLICATIONS

A. IIS will collect the following information from each applicant and provide to Quotesmith for each Request for Application:

o  IIS-generated Request for Application ID Number

o  Date of Request for Application

o  Name

o  Street address

o  City, State and Zip Code

o  Daytime Phone number

o  Evening Phone number

o  Email address

o  Date of Birth

o  Sex

o  Name of Insurance Company and plan for which applying

o  Policy Face Value requested

o  Annual Premium quoted


B. IIS will transmit Requests for Applications using encrypted Internet email to a single email address at Quotesmith in a mutually agreed upon format.

                                   SCHEDULE 3

                            COMPENSATION ILLUSTRATION

A. ILLUSTRATION OF COMPENSATION CALCULATION

(This illustration is subject to the terms and conditions of the body of this Agreement and, in the event of any conflict in the interpretation of the body of this Agreement and this illustration, the body of the Agreement shall prevail).

         1. During December, 1998, Quotesmith receives a total of $10,000 in sales compensation relating to Policies (as defined in Section 5 of the Agreement), which amount will be considered the "Base Amount" for the purpose of this illustration.

         2. By January 20, 1999, Quotesmith would send a detailed report to IIS relating to amounts owed to IIS pursuant to the Agreement, including a payment to IIS (or IIS' designee) of 50% of the foregoing Base Amount, i.e., $5,000 in this illustration.

                                   SCHEDULE 4

                              RESTRICTED COMPANIES

The following companies are designated as "Restricted Companies":

o  InfoSeek

o  InsWeb

o  Lycos

o  Microsoft

o  Netscape

o  QuickQuote

o  RightQuote

o  Yahoo!

o  InfoSpace ("One Year Company")

o  Money Magazine On-Line ("One Year Company")

o  Quote.com ("One Year Company")

o The following entities which as of the date hereof have a written arrangement with IIS or any IIS affiliate with respect to the marketing of insurance products: CNNfn, AOL, Excite, Motley Fool and The Wedding Channel.

                                   SCHEDULE 5

                                   MILESTONES


1. By October 31, 1998: IIS (or its affiliate) will be providing access to instant insurance quotations from QIM that utilize quotes from at least one product line of insurance that Quotesmith is providing.

2. By August 1, 1999: IIS (or its affiliate) will be transmitting no less than 3,000 Requests for Applications for all product lines per month to Quotesmith as measured by the greater of either: (i) the number of Requests for Applications for all product lines transmitted to Quotesmith during the month of July, 1999, or (ii) the average monthly number of Requests for Applications for all product lines transmitted to Quotesmith during the three month period immediately preceding such month (for August, such period would be May, June and July, 1999), i.e., the total number of Requests for Applications transmitted to Quotesmith during such three month period divided by three. IIS' satisfaction of this volume requirement will be measured monthly thereafter based on the foregoing procedure, e.g., for September, 1999, the parties would use the greater of the number of Requests for Applications transmitted during August, 1999, or the average number transmitted during the three month period of June, July and August 1999, and so one for each month thereafter.

3. By August 1, 2000: IIS (or its affiliate) will be transmitting no less than 6,000 Requests for Applications for all product lines per month to Quotesmith as measured by the greater of either: (i) the number of Requests for Applications for all product lines transmitted to Quotesmith during the month of July, 2000, or (ii) the average monthly number of Requests for Applications for all product lines transmitted to Quotesmith during the three month period immediately preceding such month (for August, such period would be May, June and July, 2000), i.e., the total number of Requests for Applications transmitted to Quotesmith during such three month period divided by three. IIS' satisfaction of this volume requirement will be measured monthly thereafter based on the foregoing procedure, e.g., for September, 2000, the parties would use the greater of the number of Requests for Applications transmitted during August, 2000, or the average number transmitted during the three month period of June, July and August 2000, and so one for each month thereafter.


----------------
Each of the above milestone dates shall be extended if and to the extent (i.e., a day for day basis) that the Small Group (1-99 Employees) Medical Insurance Data File is not made available to IIS in reasonably sufficient time to be installed and operating on QIM by its targeted delivery date of October 31, 1998.